Exhibit 10.25
POST CLOSING AGREEMENT

This Post Closing Agreement (this “Agreement”) is entered into effective as of June 20, 2008 (“Closing Date”), by and among BANK OF AMERICA, N.A., as a Lender and as administrative agent for the Lenders (in its capacity as administrative agent, “Agent”), SPORT CHALET, INC., a Delaware corporation (“Borrower”).

RECITALS:

A. Borrower, Lenders, and Agent are parties to that certain Loan and Security Agreement, dated as of even date herewith (as such agreement may be amended, restated, or otherwise modified from time to time, the “Loan Agreement”). Initially capitalized terms used but not defined herein have the respective meanings set forth in the Loan Agreement.

B. In connection with execution and delivery of the Loan Agreement, Borrower and Agent are entering into the agreements provided hereinbelow.

NOW THEREFORE, for and in consideration of the premises and mutual agreements herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Agent hereby agree as follows:

AGREEMENT:

1. Post Closing Deliveries or Actions. Borrower agrees to deliver, or cause to be delivered, the following items to Agent, in each case in form and substance satisfactory to Agent and its counsel, and/or cause the following to occur, in each case on or before expiration of the respective specified time periods:

(a) Stock Certificate. On or before June 27, 2008, Borrower shall have delivered to Agent a validly issued certificate representing 100% of the issued and outstanding Equity Interests of Sport Chalet Team Sales, Inc.

(b) Landlord Waivers. On or before July 20, 2008, Borrower shall have delivered to Agent a fully-executed Lien Waiver in connection with the property commonly known as One Sport Chalet Drive, La Canada, CA 91011;

(c) Sport Chalet Value Services, LLC. On or before July 30, 2008, Borrower shall have delivered to Agent satisfactory certificates of existence, good standing and tax status (as applicable) for Value Sales from each of the following jurisdictions: California, Arizona, Nevada, and Utah;

(d) Cash Management. On or before August 25, 2008, Borrower shall have delivered to Agent duly executed Deposit Account Control Agreements substantially in the form of Exhibit L attached to the Loan Agreement with respect to each deposit account of the Obligated Parties, and shall have made such arrangements with respect to such deposit accounts as may be necessary to permit Bank of America, as depositary bank, to implement the terms of such Deposit Account Control Agreements;

(e) Sport Chalet Team Sales, Inc. On or before September 30, 2008, Borrower shall have (i) delivered to Agent satisfactory certificates of existence, good standing and tax status (as applicable) for Team Sales from the State of California; (ii) caused Team Sales to execute and deliver to Agent such agreements as may reasonably be required to cause Team Sales to become an Obligated Party party to the Loan Agreement, guaranty the Obligations, and grant a first priority, perfected security interest (subject only to Permitted Liens) to Agent in each of the classes of assets as Borrower has granted as Collateral as security for the Obligations; and (iii) caused counsel for Team Sales to deliver to Agent a favorable opinion covering the due authorization, execution, delivery and enforceability of foregoing documents, non-contravention and perfection of the foregoing security interests, all consistent with the opinions delivered on behalf of Borrower and Value Services on the Closing Date;

(f) Landlord Waivers. On or before September 30, 2008, Borrower shall have used its commercially reasonable efforts to deliver to Agent a fully-executed Lien Waiver in connection with each of the properties listed on Exhibit A attached hereto;

(g) Assignment of Websites. On or before September 30, 2008, Borrower shall have used its commercially reasonable efforts to deliver to a fully-executed acknowledgement to the Assignment of Websites and Power of Attorney, duly executed by Network Solutions, LLC;

The failure to timely deliver any of the items in clauses (a) through (e) above or cause any of the items in clauses (a) through (e) above to occur shall constitute an Event of Default, and Agent and Lenders shall have all default rights and remedies granted to them thereunder.

The failure to timely deliver any of the items required by clause (f) above shall not constitute an Event of Default. However, upon the failure to timely deliver the items in clause (f) above, Agent may, in its sole discretion, implement or adjust the Collateral Access Reserve in accordance with the terms of the Loan Agreement in respect of each location for which a fully-executed Lien Waiver has not been delivered.

The failure to timely deliver the acknowledgement required by clause (g) above shall not constitute an Event of Default so long as Borrower has used its commercially reasonably efforts to obtain such acknowledgement.

2. Reliance. Borrower acknowledges that Agent and Lenders are entering into this Agreement at the request of Borrower and hereby expressly acknowledges that Agent and Lenders are relying upon Borrower’s agreement to strictly comply with the requirements of this Agreement in accordance with its terms. Nothing in this Agreement limits any rights of Agent or Lenders, or any obligations of Borrower, as provided by the Loan Documents.

3. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors, legal representatives, and assigns.

4. Miscellaneous. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement and shall be considered to be a Loan Document. This letter, together with the Loan Agreement and the other Loan Documents, embodies the entire agreement among the parties with respect to the subject matter hereof and amends and supersedes all prior agreements and understandings relating to such subject matter. This letter shall be governed by the laws of the State of California. To the extent not prohibited by applicable law, each of the parties hereto waives its right to a trial by jury, if any, in any action to enforce, defend, interpret, or otherwise concerning this letter. Without limiting the applicability of any other provision of the Loan Agreement, the terms of Sections 14.13 and 14.14 of the Loan Agreement are incorporated herein, mutatis mutandis, and shall apply to and govern this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above.

SPORT CHALET, INC.,
a Delaware corporation

By:	/s/ Howard Kaminsky
Name:	Howard Kaminsky
Title:	Executive Vice President and CFO

Signature Page

BANK OF AMERICA, N.A.,
as Agent and Lender

By:	/s/ Stephen King
Name:	Stephen J. King
Title:	Vice President

Signature Page